EXHIBIT 99-2

FOR IMMEDIATE RELEASE October 15, 2003	Contacts:	Investors Andrew Brown 646/414-1151	Media Robin Schoen 215/504-2122

MEDIX RESOURCES NAMES NEW PRESIDENT, CHIEF OPERATING OFFICER

New President/COO Brings Extensive Experience with Small Public Companies

New York, NY - Medix Resources, Inc. [AMEX: MXR] today announced that at a board meeting held on October 10, 2003, Andrew Brown, 34, was selected by its Board of Directors to serve as the Company's new President and Chief Operating Officer. Brown was also elected to serve on the Company's Board of Directors on September 22, 2003. Brown replaces Darryl Cohen as President. Cohen will continue to serve as the Company's Chief Executive Officer. The position of Chief Operating Officer is new. Medix, through its wholly owned HealthRamp subsidiary, markets the CarePoint suite of technologies. CarePoint allows for electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. The combination of these technologies is designed to provide access to safer and better healthcare.

Cohen said, "We've made tremendous strides during this past year, to which Andy has contributed greatly with his hard work and unwavering belief in our ability to succeed. I'm delighted to have Andy join us as President and Chief Operating Officer and I am extremely enthusiastic about Medix's future with Andy on board," concluded Cohen.

"Healthcare connectivity is an idea whose time has, I believe, finally arrived," said Brown. "I look forward to continuing my work with Darryl and the entire Medix team. I am extremely confident that we have created the technology and structure to ensure Medix's role as a leader in the drive toward more efficient and safer healthcare delivery," concluded Brown.

Brown is an affiliate of External Affairs, Inc., a consulting firm focused on investor relations, financing, and strategy for small public and private companies. Prior to joining External Affairs, Brown served as President and Chief Investment Officer of CounterPoint Capital Management, a $42MM investment fund focused on small public and private companies. Earlier, he was co-founder and a Managing Director of High View Capital Corporation, a hedge fund. Before that, he was Chief Investment Officer of Perennial Partners, a fund of funds. Earlier, Brown held positions as an analyst with Morgan Stanley & Co. and as a consultant with Kenneth Leventhal & Company. Brown holds a MBA in Finance, International Business, and Economics from New York University's Stern School of Business. He holds a BA in Economics and Accounting, with Honors, from Queens College and is a licensed Certified Public Accountant.

Medix, through its wholly owned HealthRamp subsidiary, markets the CarePoint suite of technologies. CarePoint allows for electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. The combination of these technologies is designed to provide access to safer and better healthcare. Medix's products enable communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about HealthRamp, and its products and services, can be found at www.HealthRamp.com.

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Information in this press release contains forward-looking statements. Actual results could differ materially from such statements as a result of risks and uncertainties that could adversely affect Medix in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of Medix to raise capital to finance the development of its Internet services and related software, the effectiveness and the marketability of those services, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-K for 2002, which was filed with the Securities and Exchange Commission on March 27, 2003. This information is available from the SEC or the Company.